HOME EQUITY ASSET TRUST 2006-7

DERIVED INFORMATION [9/19/06]

[$1,069,750,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,080,750,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-7

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2006-7 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 9/01/06 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 66

Total Outstanding Loan Balance ($): 20,137,300

Total Expected Collateral Balance - Deal ($): 1,100,000,100

Total Expected Collateral Balance - Selection ($): 20,228,613

Average Loan Current Balance ($): 305,111

:

Weighted Average Original LTV (%) *: 77.2

Weighted Average Coupon (%): 7.93

Ann Weighted Average Coupon (%): 8.12

Fixed Weighted Average Coupon (%): 7.36

Weighted Average Margin (%): 5.48

Weighted Average FICO (Non-Zero): 608

Weighted Average Age (Months): 2

:

% First Liens: 100.0

% Second Liens: 0.0

% Arms: 75.3

% Fixed: 24.7

% Interest Only: 0.0

% of Loans with Mortgage Insurance: 0.0

Current Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
6.01 - 6.50	4	1,157,251	5.7	6.32	80.0	659
6.51 - 7.00	13	4,677,628	23.2	6.79	72.1	625
7.01 - 7.50	8	2,405,928	11.9	7.39	75.1	631
7.51 - 8.00	14	3,396,902	16.9	7.82	68.7	600
8.01 - 8.50	5	1,443,564	7.2	8.23	86.4	581
8.51 - 9.00	9	3,704,198	18.4	8.83	81.1	583
9.01 - 9.50	8	1,938,217	9.6	9.18	84.2	592
9.51 - 10.00	4	1,196,872	5.9	9.72	86.6	619
10.51 - 11.00	1	216,741	1.1	10.79	85.0	577
Total:	66	20,137,300	100.0	7.93	77.2	608
Max: 10.79 Min: 6.10 Wgt Avg: 7.93

FICO	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
501 - 525	2	506,822	2.5	8.81	77.7	521
526 - 550	5	1,355,178	6.7	8.75	77.3	545
551 - 575	11	3,451,899	17.1	8.54	80.7	565
576 - 600	10	2,536,740	12.6	7.91	70.0	587
601 - 625	21	6,658,955	33.1	7.60	77.0	614
626 - 650	8	2,697,028	13.4	8.28	79.3	641
651 - 675	5	1,529,240	7.6	7.07	76.2	655
676 - 700	2	727,809	3.6	8.00	86.7	687
701 - 725	2	673,629	3.3	6.43	71.2	721
Total:	66	20,137,300	100.0	7.93	77.2	608
Max: 724 Min: 518 Wet Ave: 608

Scheduled Balance	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
50,001 - 100,000	1	99,991	0.5	8.89	46.5	540
100,001 - 150,000	3	359,200	1.8	8.49	65.9	588
150,001 - 200,000	17	3,071,313	15.3	8.26	78.8	604
200,001 - 250,000	11	2,521,152	12.5	7.77	73.4	601
250,001 - 300,000	4	1,075,863	5.3	7.97	84.6	590
300,001 - 350,000	9	2,868,273	14.2	7.70	75.2	621
350,001 - 400,000	3	1,098,469	5.5	8.03	75.1	587
400,001 - 450,000	8	3,365,269	16.7	7.63	81.9	633
450,001 - 500,000	5	2,377,651	11.8	7.96	80.4	607
550,001 - 600,000	1	574,915	2.9	7.59	46.0	584
600,001 - 650,000	1	633,689	3.1	8.70	75.0	568
650,001 - 700,000	2	1,342,817	6.7	8.87	85.0	595
700,001 - 750,000	1	748,698	3.7	6.75	73.4	653
Total:	66	20,137,300	100.0	7.93	77.2	608
Max: 748,697.66
Min: 99,991.05
Avg: 305,110.61

Original LTV (%) *	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<= 50.0	4	1,025,353	5.1	7.69	44.2	590
50.1 - 55.0	1	330,939	1.6	6.99	50.9	650
55.1 - 60.0	4	844,794	4.2	7.55	57.2	632
60.1 - 65.0	2	668,903	3.3	7.64	63.5	606
65.1 - 70.0	4	1,179,807	5.9	7.17	67.8	599
70.1 - 75.0	11	4,237,348	21.0	7.45	74.2	608
75.1 - 80.0	12	3,330,317	16.5	7.97	79.7	596
80.1 - 85.0	14	4,279,912	21.3	8.10	84.5	612
85.1 - 90.0	14	4,239,928	21.1	8.70	89.7	615
Total:	66	20,137,300	100.0	7.93	77.2	608
Max: 90.0
Min: 24.2 Wgt Avg: 77.2

Prepay Penalty in Years	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0.00	18	4,962,396	24.6	8.65	82.4	603
1.00	1	574,915	2.9	7.59	46.0	584
2.00	25	8,014,223	39.8	8.04	79.7	600
3.00	22	6,585,766	32.7	7.29	73.0	624
Total:	66	20,137,300	100.0	7.93	77.2	608

Documentation Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Full	42	13,309,335	66.1	7.64	76.5	603
Reduced	1	216,741	1.1	10.79	85.0	577
Stated Income 1 Stated Assets	23	6,611,224	32.8	8.43	78.3	621
Total:	66	20,137,300	100.0	7.93	77.2	608

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	64	19,027,405	94.5	7.89	77.3	611
Investor	2	1,109,895	5.5	8.74	75.0	568
Total:	66	20,137,300	100.0	7.93	77.2	608

State	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
California	35	12,992,314	64.5	7.68	75.4	616
Florida	13	2,562,814	12.7	8.15	76.7	589
Illinois	9	1,777,927	8.8	8.79	83.6	594
Maryland	4	1,001,130	5.0	8.08	84.2	623
New York	2	982,836	4.9	8.52	78.4	572
Virginia	3	820,280	4.1	8.56	83.8	612
Total:	66	20,137,300	100.0	7.93	77.2	608
Purpose	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Purchase	5	1,165,771	5.8	8.97	85.6	598
Refinance - Rate Team	3	711,862	3.5	7.94	63.4	617
Refinance - Cashout	58	18,259,666	90.7	7.87	77.2	609
Total:	66	20,137,300	100.0	7.93	77.2	608

Product	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Arm 2/28	46	13,709,886	68.1	8.13	79.3	602
Ann 3/27	3	1,199,753	6.0	8.23	77.3	587
Ann 5/25	1	249,908	1.2	6.99	59.0	724
Fixed Balloon 50/30	16	4,977,753	24.7	7.36	72.3	626
Total:	66	20,137,300	100.0	7.93	77.2	608

Property Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Single Family Residence	56	17,230,308	85.6	7.99	77.0	609
PUD	6	1,690,347	8.4	7.51	77.7	607
2 Family	3	1,040,684	5.2	7.56	78.6	606
Condo	1	175,961	0.9	8.34	80.0	549
Total:	66	20,137,300	100.0	7.93	77.2	608

Margin (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
5.01 - 5.50	32	9,880,194	65.2	8.10	76.2	603
5.51 - 6.00	18	5,279,353	34.8	8.16	83.8	602
Total:	50	15,159,547	100.0	8.12	78.8	603
Max: 5.99 Min: 5.25 Wgt Avg: 5.48

Months to Rate Reset	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
22 - 24	46	13,709,886	90.4	8.13	79.3	602
34 - 36	3	1,199,753	7.9	8.23	77.3	587
37=-	1	249,908	1.6	6.99	59.0	724
Total:	50	15,159,547	100.0	8.12	78.8	603
Max: 58 Min: 22 Wet Ave: 24

Maximum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
9.51 - 11.50	4	1,157,251	7.6	6.32	80.0	659
11.51 - 12.00	7	1,980,058	13.1	6.76	74.2	618
12.01 - 12.50	6	1,730,320	11.4	7.37	71.8	609
12.51 - 13.00	10	2,616,655	17.3	7.80	69.8	595
13.01 - 13.50	3	909,211	6.0	8.13	85.4	586
13.51 - 14.00	8	3,604,207	23.8	8.83	82.1	584
14.01 - 14.50	7	1,748,233	11.5	9.20	87.3	594
14.51 - 15.00	4	1,196,872	7.9	9.72	86.6	619
15.51 - 16.00	1	216,741	1.4	10.79	85.0	577
Total:	50	15,159,547	100.0	8.12	78.8	603
Max: 15.79 Min: 11.10 Wgt Avg: 13.12

Minimum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
6.01 - 6.50	4	1,157,251	7.6	6.32	80.0	659
6.51 - 7.00	7	1,980,058	13.1	6.76	74.2	618
7.01 - 7.50	6	1,730,320	11.4	7.37	71.8	609
7.51 - 8.00	10	2,616,655	17.3	7.80	69.8	595
8.01 - 8.50	3	909,211	6.0	8.13	85.4	586
8.51 - 9.00	8	3,604,207	23.8	8.83	82.1	584
9.01 - 9.50	7	1,748,233	11.5	9.20	87.3	594
9.51 - 10.00	4	1,196,872	7.9	9.72	86.6	619
10.51 - 11.00	1	216,741	1.4	10.79	85.0	577
Total:	50	15,159,547	100.0	8.12	78.8	603
Max: 10.79 Min: 6.10 Wgt Avg: 8.12

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
2.00	50	15,159,547	100.0	8.12	78.8	603
Total:	50	15,159,547	100.0	8.12	78.8	603
Wgt Avg: 2.00

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.00	50	15,159,547	100.0	8.12	78.8	603
Total:	50	15,159,547	100.0	8.12	78.8	603
Wgt Avg: 1.00

Interest Only Period (Months)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0	66	20,137,300	100.0	7.93	77.2	608
Total:	66	20,137,300	100.0	7.93	77.2	608